Exhibit 21

HICKOK INCORPORATED

Subsidiaries of Registrant

COMPANY NAME	STATE OF INCORPORATION

Supreme Electronics Corp.	Mississippi

Waekon Corporation	Ohio

Federal Hose Manufacturing LLC	Ohio